Exhibit 99.1

Thomas Properties Group, Inc. Announces “At the Market” Equity Offering

LOS ANGELES – April 8, 2010 – Thomas Properties Group, Inc. (NASDAQ:TPGI) announced today that it has filed a prospectus supplement under which it may from time to time sell up to $30 million aggregate offering amount of its shares of common stock through an “at-the-market” equity offering program. The shares would be offered through Cantor Fitzgerald & Co. as sales agent.

Sales, if any, would be made in transactions that are deemed to be “at-the-market” offerings, including sales made directly on the NASDAQ Global Market or sales made to or through a market maker other than on an exchange or by privately negotiated transactions. The company intends to use the proceeds from any sales for general corporate purposes. Sales in the offering, if any, would be made pursuant to a prospectus supplement, dated April 8, 2010, to the company’s base prospectus, dated October 23, 2009, filed as part of its effective shelf registration statement (SEC File No. 333-152152).

You may obtain the prospectus supplement and the related prospectus by visiting EDGAR on the SEC website at www.sec.gov or the sales agent will arrange to send you the prospectus supplement and the related prospectus if you request it by contacting Cantor Fitzgerald & Co., Attention: Equity Capital Markets, 110 East 59th Street, New York, New York, 10022, telephone: 212-829-7122.

This press release is for informational purposes only and is not an offer to buy or the solicitation of an offer to sell any security of the company, nor will there be any sale of any security in any jurisdiction in which such offer, sale or solicitation would be unlawful. The offering may be made only be means of a prospectus supplement and related base prospectus.

About Thomas Properties Group

Thomas Properties Group, Inc., based in Los Angeles, is a full-service real estate company that owns, acquires, develops and manages primarily office, as well as mixed-use and residential properties on a nationwide basis. The company's primary areas of focus are the acquisition and ownership of premier properties, property development and redevelopment, and property and investment management activities. The company seeks to capitalize on opportunities for above-average risk-adjusted investment returns from real estate, while managing the volatility associated with the real estate industry through joint-venture ownership structures. For more information on Thomas Properties Group, Inc., visit www.tpgre.com.

Cautionary Note Regarding Forward-Looking Statements

Except for historical information, statements made in this press release, including those relating to the proposed offering and the use of proceeds, are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that we expect, believe or anticipate will or may occur in the future are forward-looking statements. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the company’s control, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements. These risks are addressed in the preliminary prospectus supplement filed together with the related base prospectus in connection with the offering, as well as in Thomas Properties Group, Inc.’s periodic reports filed with the SEC, including but not limited to its Annual Report on Form 10-K for the fiscal year ended December 31, 2009.

Thomas Properties Group, Inc.

Diana Laing, 213-613-1900

dlaing@tpgre.com